Exhibit 99.(d)(1)(iv)

AMENDMENT No. 5 TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT No. 5 (“Amendment”) to the Investment Management Agreement (“Agreement”) dated July 1, 2014 by and between Mercer Investments LLC (formerly known as Mercer Investment Management, Inc.), a Delaware limited liability company (the “Advisor”), and Mercer Funds (the “Trust”) is made effective as of the 3rd day of March, 2025.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Agreement with the Trust, a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (the “Series”);

WHEREAS, the Board previously approved the liquidation and termination of a series of the Trust, Mercer Global Low Volatility Equity Fund; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached to this Amendment.

2.	The Advisor and the Trust each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

(Signature Page Follows)

MERCER INVESTMENTS LLC		MERCER FUNDS

By:	/s/ Olaolu Aganga	By:	/s/ Larry Vasquez
	Name: Olaolu Aganga Title: Chief Investment Officer	Name: Title:	Larry Vasquez Vice President

Schedule A

as amended effective March 3, 2025

Investment Advisory Fee
Series	On the first $750 Million	On the next $250 Million	On assets over $1 billion

Mercer US Small/Mid Cap Equity Fund	0.90 of 1%	0.88 of 1%	0.83 of 1%
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%	0.68 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%

Mercer Core Fixed Income Fund	0.35 of 1%	0.33 of 1%	0.28 of 1%
Mercer Opportunistic Fixed Income Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%
Mercer Short Duration Fixed Income Fund	0.30 of 1%	0.28 of 1%	0.23 of 1%